Schedule A

to the Operating Services Agreement

between the Direxion Shares ETF Trust and Rafferty Asset Management, LLC

NON-LEVERAGED FUNDS

Direxion NASDAQ-100® Equal Weighted Index Shares	0.05%
Direxion Fallen Knives ETF	0.05%
Direxion Dynamic Hedge ETF	0.05%
Direxion Moonshot Innovators ETF	0.05%
Direxion Work From Home ETF	0.05%
Direxion World Without Waste ETF	0.05%
Direxion Select Large Caps & FANGs ETF	0.05%
Direxion Hydrogen ETF	0.05%
Direxion Low Priced Stock ETF	0.05%
Direxion Auspice Broad Commodity Strategy ETF	0.20%
Direxion Flight to Safety Strategy ETF	0.05%
Direxion Nanotechnology ETF	0.05%
Direxion Internet Infrastructure ETF	0.05%
Direxion mRNA ETF	0.05%
Direxion Digital Advertising ETF	0.05%

150/50 FUNDS

Direxion Russell 1000® Value Over Growth ETF	0.05%
Direxion Russell 1000® Growth Over Value ETF	0.05%

Last Revised: November 19, 2021